Exhibit 10.1

Execution Version

FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of May 15, 2026, is by and among ZEVIA LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto from time to time as the Lenders and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A.      WHEREAS, the Borrower, Lenders and Agent have previously entered into that certain Loan and Security Agreement dated as of February 22, 2022 (as such agreement has been amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”); and

B.       WHEREAS, the Borrower has requested that the Lenders and Agent amend the Existing Loan Agreement in certain respects, which Lenders and Agent are willing to do, in each case, all on the terms and subject to the conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RECITALS

1.1      Definitions. Initially capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given thereto in the Existing Loan Agreement, as amended hereby.

1.2        Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.

ARTICLE II
AMENDMENTS TO EXISTING LOAN AGREEMENT

2.1       Amendments to Existing Loan Agreement. Effective as of the First Amendment Effective Date (as defined below), the Existing Loan Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~), and (b) to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text), each as set forth in the pages of a conformed copy of the Existing Loan Agreement, as amended hereby, attached as Exhibit A hereto (the Existing Loan Agreement, as amended hereby, shall be referred to the “Amended Loan Agreement”). The amendments to the Existing Loan Agreement are limited to the extent specifically set forth herein and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.

2.2      Amendments to the Schedules to the Existing Loan Agreement. Each Schedule to the Existing Loan Agreement shall hereby be amended and restated in its entirety to read as set forth as attached to this Amendment as Exhibit B hereto:

2.3        Amendments to Exhibit C ([Form of] Compliance Certificate) to the Existing Loan Agreement. Exbibit C ([Form of] Compliance Certificate) to the Existing Loan Agreement is hereby amended and restated in its entirety with Exhibit C attached hereto.

ARTICLE III
FIRST AMENDMENT FEE

3.1       First Amendment Fee. The Borrower shall pay to the Agent, in addition to all other fees and charges in the Loan Agreement, a non-refundable amendment fee equal to $30,000 (the “First Amendment Fee”). The Borrower hereby acknowledges and agrees that the foregoing First Amendment Fee is fully-earned as of the date hereof and non-refundable for any reason.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

4.1        Closing Conditions. The parties hereto agree that the amendments set forth herein shall not be effective until the satisfaction of each of the following conditions precedent (such date, the “First Amendment Effective Date”):

(a)    On the date hereof, after giving effect to Section 2 hereof, the representations and warranties contained in Section 5.2 hereof and in Section 9 of the Loan Agreement shall be true and correct in all material respects as of such date, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date).

(b)    The Borrower shall have paid to the Agent and the Lenders (i) the First Amendment Fee and (ii) all reasonable and documented out-of-pocket expenses required to be paid on or prior to the First Amendment Effective Date, to the extent invoiced to Borrower at least one (1) Business Day prior to the First Amendment Effective Date (except as otherwise reasonably agreed by the Borrower).

(c)    The Borrower shall have delivered to the Agent a copy of this Amendment, executed by the Borrower, the Agent and the Lenders.

(d)    The Borrower shall have delivered to the Agent executed certificates of a duly authorized officer of the Borrower, certifying (i) that attached copies of the Borrower’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the Borrower in writing.

(e)    After giving effect to this Amendment, no Default or Event of Default shall exist.

(f)    The Agent shall have received good standing certificates for the Borrower, issued by the Secretary of State of Delaware.

(g)    The Agent shall have received a Borrowing Base Report as of March 31, 2026.

(h)    Upon giving effect to the payment by the Borrower of all fees and expenses incurred in connection herewith, and with reference to all Loans and Letters of Credit then outstanding, Availability is at least $5,000,000.

ARTICLE V
MISCELLANEOUS

5.1        Amended Terms. On and after the First Amendment Effective Date, all references to the Existing Loan Agreement in each of the Loan Documents shall hereafter mean the Amended Loan Agreement as amended by this Agreement. Except as specifically amended hereby or otherwise agreed, the Existing Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2        Representations and Warranties of Borrower. The Borrower represents and warrants as follows:

(a)    The execution and delivery of this Amendment and compliance by the Borrower with all of the provisions of this Amendment: (a) are within the powers and purposes of the Borrower; and (b) have been duly authorized or approved by all necessary action.

(b)    This Amendment has been duly executed and delivered by the Borrower. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

(c)    The execution, delivery and performance of the Amendment (including through electronic means) does not (a) require any consent or approval of any holders of Equity Interests of the Borrower, except those already obtained; (b) contravene the Organic Documents of the Borrower; (c) violate or cause a default under any Applicable Law or Material Contract except as could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on the Borrower’s Property.

(d)    Immediately after giving effect to this Amendment, no event has occurred and is continuing which constitutes an Event of Default.

5.3       Reaffirmation of Obligations. The Borrower hereby (a) acknowledges and consents to the execution of this Amendment, (b) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents (after giving effect to this Amendment) (c) acknowledges and reaffirms that it is bound by all terms of the Amended Loan Agreement and other Loan Documents applicable to it and (d) ratifies and reaffirms any guarantee and grant of security interests and Liens and confirms and agrees that such guarantee(s) includes, and such security interests and Liens hereafter secure, all of the obligations under the Amended Loan Agreement (after giving effect to this Amendment). By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation of the Loans or the Existing Loan Agreement, but rather a supplement of a pre-existing indebtedness and related agreement, as evidenced by the Amended Loan Agreement.

5.4         Loan Document. This Amendment shall constitute a Loan Document under the terms of the Loan Agreement.

5.5       Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.6      Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

5.7      Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.8      Governing Law; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 14.14, 14.15 and 14.16 of the Amended Loan Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	ZEVIA LLC, a Delaware limited liability company

By:
Name:
Title:

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
[BABC / ZEVIA]
SIGNATURE PAGE

AGENT AND LENDERS:	BANK OF AMERICA, N.A., in its capacity as Agent and Lender

By:
Name: Ron Bornstein
Title: Senior Vice President

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
[BABC / ZEVIA]
SIGNATURE PAGE

Exhibit A

to First Amendment to Loan and Security Agreement

AMENDED LOAN AGREEMENT

[to be attached]

Exhibit A

Exhibit A

LOAN AND SECURITY AGREEMENT

Dated as of February 22, 2022

ZEVIA LLC,

and

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME JOINED HERETO,

as Borrowers

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

		Page
SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	1

1.1	Definitions	1
1.2	Accounting Terms	34
1.3	Uniform Commercial Code and PPSA	34
1.4	Certain Matters of Construction	34
1.5	Division	35
1.6	Judgment Currency.	35
1.7	Quebec Interpretive Provision.	35

SECTION 2.	CREDIT FACILITIES	36

2.1	Loan Commitments	36
2.2	Letter of Credit Facility	37

SECTION 3.	INTEREST, FEES AND CHARGES	40

3.1	Interest	40
3.2	Fees	41
3.3	Computation of Interest, Fees, Yield Protection	41
3.4	Reimbursement Obligations	42
3.5	Illegality	42
3.6	Inability to Determine Rates	42
3.7	Increased Costs; Capital Adequacy	44
3.8	Mitigation	45
3.9	Funding Losses	45
3.10	Maximum Interest	45

SECTION 4.	LOAN ADMINISTRATION	45

4.1	Manner of Borrowing and Funding Loans	45
4.2	Defaulting Lender	47
4.3	Number and Amount of Term SOFR Loans; Determination of Rate	48
4.4	Borrower Agent	48
4.5	One Obligation	48
4.6	Effect of Termination	48

SECTION 5.	PAYMENTS	48

5.1	General Payment Provisions	48
5.2	Repayment of Loans	49
5.3	Payment of Other Obligations	49
5.4	Marshaling; Payments Set Aside	49
5.5	Application and Allocation of Payments	49
5.6	Dominion Account	450
5.7	Account Stated	50
5.8	Taxes	50
5.9	Lender Tax Information	52
5.10	Nature and Extent of Each Borrower’s Liability	53

SECTION 6.	CONDITIONS PRECEDENT	55

6.1	Conditions Precedent to Initial Loans	55
6.2	Conditions Precedent to All Credit Extensions	57
6.3	Post-Closing Requirements	57

-i-

(continued)

-ii-

(continued)

-iii-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice
Exhibit C	Borrowing Base Report
Exhibit D	Compliance Certificate

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

-iv-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of February 22, 2022, by and among ZEVIA LLC, a Delaware limited liability company (“Zevia”; and together with any other party joined hereto as a Borrower, individually, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Borrowers have requested that Agent and Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise; and

WHEREAS, Agent and Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION

1.1       Definitions. As used herein, the following terms have the meanings set forth below:

Account Debtor Approved Countries: the following countries: (a) the United States, (b) Australia, (c) Canada, (d) the United Kingdom of Great Britain and Northern Ireland, (e) Mexico, and (f) any member state of the European Union as of April 30, 2004 and, in each case, together with any state or province or territory thereof (as applicable); provided, that Agent may, as a condition to such jurisdiction remaining an Account Debtor Approved Country, require that Borrowers provide local law security documentation in respect of Accounts of Account Debtors organized outside of the jurisdiction of organization of the Borrowers to ensure that the Agent has a duly perfected and enforceable Lien with respect to the Accounts owed by such Account Debtors under the applicable law of such jurisdiction.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, line of business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: as defined in the introductory paragraph.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent in connection with the credit facility and other transactions contemplated by this Agreement.

Agreement: this Loan and Security Agreement, as amended, supplemented, modified or restated.

Agreement Currency: as defined in Section 1.6.

Allocable Amount: as defined in Section 5.10.3.

Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law applicable to the Borrowers or their Subsidiaries relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Loans	Term SOFR Loans
I	> 66.66% of the Borrowing Base	0.50%	1.50%
II	> 33.33% of the Borrowing Base and < 66.66% of the Borrowing Base	0.75%	1.75%
III	< 33.33% of the Borrowing Base	1.00%	2.00%

Until August 31, 2022, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Approved Fund: any entity (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; (f) the Canadian Priority Payables Reserve, and (g) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that so long as no Event of Default shall have occurred and be continuing, Agent will give the Borrower Agent not less than three (3) Business Days’ prior written notice of any reserve being established or materially modified (which notice shall include a reasonably detailed description of such reserve being established or modified and may be communicated by electronic mail); provided, further that such new or modified reserve shall immediately be implemented for purposes of any Borrowing of Loans or the issuance of Letters of Credit and no Borrowings of Loans or issuance of Letters of Credit shall be permitted to the extent such Borrowing or issuance would result in an Overadvance after giving effect to the reserve in question. During such three (3) Business Day period, Agent shall, if requested, discuss any such reserve or change with the Borrower Agent and the Borrowers may (but shall not be obligated to) take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or less material change, in each case, in a manner and to the extent satisfactory to Agent in its Permitted Discretion.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product: any of the following products or services extended to a Borrower or Subsidiary of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) supply chain finance, credit insurance, leases and other treasury management products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero (0).

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Agent.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Bloomberg: Bloomberg Index Services Limited.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, the amount calculated based on the Borrowing Base Report most recently delivered to the Agent in accordance with this Agreement and reflected on Agent’s system of record, equal to the lesser of:

(a)          the aggregate Commitments; or

(b)          the sum of:

(i)           the Investment Grade Accounts Formula Amount; plus

(ii)          the Non-Investment Grade Accounts Formula Amount; plus

(iii)         the Inventory Formula Amount, minus

(iv)         the Availability Reserve.

Notwithstanding the foregoing, the aggregate amount determined under clauses (b)(i) with respect to Accounts owed by Account Debtors located in Mexico shall at no time exceed $2,000,000.

Borrowing Base Report: a report of the Borrowing Base, in form attached as Exhibit C hereto or otherwise in form and substance reasonably satisfactory to Agent.

Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, California or New York City.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as the Agent may determine which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Agent’s and/or the Secured Parties’ Liens, including, without limitation, any such amounts due and not paid for wages, severance pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary thereof for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year. Capital Expenditures shall exclude: (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person; and (b) the purchase price paid in respect of (i) any Permitted Acquisition, or (ii) other Investments permitted by this Agreement or that were consummated prior to the Closing Date.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP subject to Section 1.2.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: the period (a) commencing on any day that (i) a Specified Event of Default occurs, (ii) subject to Section 2.1.7, Availability is less than the greater of (x) $3,000,000 or (y) 17.5% of the Borrowing Base; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and, subject to Section 2.1.7, Availability has been more than the greater of (x) $3,000,000 or (y) 17.5% of the Borrowing Base.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights other than customary offset rights of account holders with respect to accounts holding such financial assets; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) investments permitted pursuant to Borrower’s investment policy as approved by the board of directors (or committee thereof) of Borrower (or Parent) reasonably acceptable to Agent.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: means at any time after the Closing Date (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of Parent represented by the issued and outstanding Equity Interests of Parent (determined on a fully diluted basis), (b) Parent ceases to directly own and control the voting power over at least fifty percent (50%) of the issued and outstanding Equity Interests of Zevia (determined on a fully diluted basis), or (c) a “Change of Control” (however defined) under the Permitted Term Loan Documents.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees (limited to reasonable and documented fees of one primary counsel for all applicable Indemnitees (taken as a whole) and one local counsel for all applicable Indemnitees (taken as a whole) in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction, in each case for each group of similarly situated affected Indemnitees taken as a whole) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, Reports or the use thereof or transactions relating thereto, (b) any action taken or omitted by any Indemnitee or Obligor in connection with any Loan Documents, (c) the existence or perfection of any Liens granted under the Loan Documents, or realization by any Indemnitee upon any Collateral, (d) exercise by any Indemnitee of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, or (f) reliance by any Indemnitee on a Communication executed using an Electronic Signature or in the form of an Electronic Record, in each case including all reasonable and documented costs and expenses of any Indemnitee relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Reporting Trigger Period: the period (a) commencing on any day that (i) a Specified Event of Default occurs, or (ii) subject to Section 2.1.7, Availability is less than the greater of (x) 17.5% of the Borrowing Base and (y) $3,000,000, in each case for a period of three (3) consecutive Business Days; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and, subject to Section 2.1.7, Availability has been more than the greater of (x) 17.5% of the Borrowing Base and (y) $3,000,000.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

Compliance Certificate: a certificate, in form of Exhibit D or otherwise in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, regardless of the existence of a Financial Covenant Trigger Period.

Conforming Changes: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profit Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in either case, in the Ordinary Course of Business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Borrowed Money).

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY’s website (or any successor source satisfactory to Agent).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables incurred and being paid in the Ordinary Course of Business, but including Capital Leases; (b) all Contingent Obligations in respect of obligations of the type described in clauses (a), (c) and (d); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer (unless such joint venture is itself a corporation or limited liability company), unless such Debt is expressly made non-recourse to such Person.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the target of a Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent trailing 12-month period for which a Borrowing Base Report has been delivered, equal to (a) without duplication of any items in clause (b) of the definition of Value, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: means, with respect to:

(a) Investment Grade Eligible Accounts, an amount equal to one percent (1.00%) of the Value of Investment Grade Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent exceeds 2.50%; and

(b) Non-Investment Grade Eligible Accounts, an amount equal to 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.00%.

Disposition: the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Disqualified Lender: (a) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Zevia to the Agent on or before the Closing Date, (b) those persons who are competitors, suppliers, vendors or customers of Zevia that are either known by the relevant assignor and/or assignee of a Loan or Commitment to be a competitor, supplier, vendor or customer of Zevia or were or are separately identified in writing by Zevia to the Agent (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder and continues to hold, any Loans or Commitments hereunder) and (c) in the case of each of clauses (a) and (b), any of their Affiliates (excluding, in the case of clause (b), bona fide debt fund affiliates predominantly engaged in the business of debt investing and for which no personnel involved with the relevant competitor (i) make investment decisions or (ii) have access to non-public information relating Zevia or its Affiliates) that are either (x) identified in writing by Zevia from time to time (which shall not apply to retroactively disqualify any person who previously acquired in a manner permitted hereunder, and continues to hold, any Loans or Commitments hereunder) or (y) reasonably identifiable on the basis of such Affiliate’s name.

Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

Dollars: lawful money of the United States.

Domestic Subsidiary: a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia other than a Foreign Subsidiary Holding Company.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Due Diligence Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) subject to Section 2.1.7, Availability is less than the greater of (x) $3,000,000 or (y) 17.5% of the Borrowing Base, in each case, for a period of at least three (3) consecutive Business Days; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and, subject to Section 2.1.7, Availability has been more than the greater of (x) $3,000,000 or (y) 17.5% of the Borrowing Base.

EBITDA: for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) consolidated net income for such period; plus (b) the sum of the following, without duplication, to the extent deducted in determining consolidated net income for such period: (i) income and franchise Taxes; (ii) consolidated interest expense; (iii) amortization (including the amortization of intangibles), depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future); (iv) extraordinary, unusual or non-recurring losses, costs and expenses; (v) non-cash equity-based compensation expenses; (vi) fees, costs and expenses related to the preparation, negotiation and execution of the Loan Documents; (vii) fees, costs and expenses related to any issuance or offering of equity interests or any issuance, amendment, modification or repayment of Debt permitted hereunder; (viii) fees, costs and expenses related to any Permitted Asset Disposition, Permitted Acquisition or other Investment permitted hereunder and any restructuring costs (including synergies, cost-savings measures, severance, relocation and retention expenses), integration costs, and write-offs of intangibles in connection with any such Permitted Asset Disposition, Permitted Acquisition or permitted Investment so long as such fees, costs and expenses do not exceed twenty-five percent (25%) of EBITDA (measured after giving effect to this clause (viii) for the applicable period of measurement); (ix) non-cash losses arising from Permitted Asset Dispositions outside the Ordinary Course of Business; (x) non-cash losses arising from Swaps or the early termination or repayment of Swaps or Debt, losses arising from currency translation and losses arising from purchase accounting adjustments; (xi) pro forma “run-rate” of cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies (without duplication of any amounts added back pursuant to clause (viii) above) projected by Zevia in good faith to result from actions taken or reasonably expected to be taken within eighteen (18) months following the date of determination (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such net cost savings, operating expense reductions or other synergies are reasonably identifiable (in the good faith determination of Zevia) and quantifiable so long as such net cost savings, operating expense reductions and charges do not exceed, together with any adjustments made pursuant to clause (viii) above, twenty-five percent (25%) of EBITDA (measured after giving effect to such adjustment); (xii) costs, expenses and charges incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; (xiii) costs, expenses and charges attributable to litigation (including settlement costs), fines, judgments or judicial or regulatory orders and (xiv) restructuring charges and reserves and other business optimization expenses so long as such charges, reserves and expenses do not exceed fifteen (15%) of EBITDA (measured after giving effect to such adjustment) for the applicable period of measurement; provided, that up to $805,000 of such charges, reserves and expenses may be added back in the Fiscal Quarter ending June 30, 2026 under this clause (xiv) without regard to such 15% cap (and only amounts in excess of such threshold shall be included in such 15% cap); less (c) the sum of the following, without duplication, to the extent included in the determination of consolidated net income for such period: (i) interest income; (ii) any extraordinary, unusual or non-recurring gains; (iii) non-cash gains increasing consolidated net income; (iv) non-cash gains arising from Permitted Asset Dispositions outside the Ordinary Course of Business; and (v) non-cash gains arising from Swaps or the early termination or repayment of Swaps or Debt, gains arising from currency translation and gains arising from purchase accounting adjustments. Pro forma calculations of EBITDA in relation to any Acquisition or Permitted Acquisition (i) may take into account any related incurrence, assumption or repayment of Debt, and (ii) may include operating and other expense reductions and other adjustments for such period from the Acquisition or any Permitted Acquisition that is being given pro forma effect to the extent such reductions and adjustments would be permitted pursuant to Article XI or Regulation S-X under the Securities Act of 1933.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is payable in Dollars or the local currency of any Account Debtor located in an Account Debtor Approved Country. Without limiting the foregoing, unless otherwise approved in writing by Agent, no Account shall be an Eligible Account if:

(a)          it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date;

(b)          50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a);

(c)          when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds:

(i) with respect to Accounts owed by United Natural Foods, Inc. and its Affiliates, 25% of the aggregate Eligible Accounts owing by such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(ii) with respect to Accounts owed by KeHE Distributors, LLC and its Affiliates, 25% of the aggregate Eligible Accounts owing by such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(iii) with respect to Accounts owed by Kroger and its Affiliates, 25% of the aggregate Eligible Accounts owing by such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(iv) with respect to Accounts owed by Walmart U.S., Walmart International and Sam’s Club and its Affiliates, 25% of the aggregate Eligible Accounts owing by such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(v) with respect to Accounts owed by Costco Wholesale Corporation and its Affiliates, 25% of the aggregate Eligible Accounts owing by such Account Debtor and its Affiliates (or such higher percentage as Agent may establish for the Account Debtor from time to time)

(vi) with respect to Accounts owed by all other Account Debtor or its Affiliates, 15% of the aggregate Eligible Accounts (or, in each case, such higher limitation as Agent may establish for any Account Debtor from time to time in writing);

(d)          it does not conform in any material respect with a covenant or representation herein;

(e)         it is owing by a creditor or supplier of the applicable Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the applicable Borrower, or the Account otherwise is or may become subject to right of setoff, counterclaim, recoupment, reserve, defense, chargeback, credit or allowance by the Account Debtor (but ineligibility shall be limited to the amount thereof);

(f)          an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or any specially designated nationals list maintained by OFAC or the Government of Canada; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g)         it is owed by an Account Debtor that is organized or has its principal offices or assets outside of an Account Debtor Approved Country; provided, that if such Account Debtor is organized or has its principal offices or assets within an Account Debtor Approved Country but outside of the United States or Canada (or any state, province or territory thereof or the District of Columbia) for such Account to be deemed to be eligible under this clause (g), such Account Debtor must be a direct or indirect subsidiary of a Person that is organized or has its principal offices or assets in the United States or Canada (or any state, province or territory thereof or the District of Columbia) and has an Investment Grade Debt Rating;

(h)        it is owed by an Account Debtor that is organized or has its principal offices or assets outside of an Account Debtor Approved Country which is not deemed eligible under clause (g) above, unless such Accounts are supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent;

(i)         it is owing by a Governmental Authority, unless such Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or any applicable comparable state law, as applicable;

(j)           it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than Permitted Liens;

(k)          the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale, in each case, unless Agent, the applicable Borrower, and the Account Debtor have entered into an agreement reasonably acceptable to Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from the applicable Borrower (sometimes called “bill and hold” accounts);

(l)            it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(m)          its payment has been extended or the Account Debtor has made a partial payment thereunder;

(n)          it arises from a sale to an Affiliate of an Obligor, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes, in each case, unless Agent, the applicable Borrower, and the Account Debtor have entered into an agreement reasonably acceptable to Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from the applicable Borrower;

(o)          it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(p)            it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or

(q)            it is deemed to be ineligible by Agent in its Permitted Discretion.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days after the original due date or more than 120 days after the original invoice date will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment) and Agent; or (c) during a Specified Event of Default, any Person (other than a Defaulting Lender, a Disqualified Lender, a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) acceptable to Agent in its discretion.

Eligible Inventory: Inventory owned by a Borrower. Without limiting the foregoing, unless otherwise approved by Agent in writing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not perishable, slow moving (as determined in a field exam or appraisal (in each case acceptable to Agent in its Permitted Discretion) obtained by Agent from an appraiser or a field examiner satisfactory to Agent in its Permitted Discretion), obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority; (f) conforms in all material respects with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien other than Permitted Liens; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers (including premises described in clause (k) below for which a Lien Waiver or an appropriate Rent and Charges Reserve has been established), and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) has not been deemed by Agent to be ineligible in its Permitted Discretion.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or, with respect to a Multiemployer Plan, Section 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Excluded Accounts: (a) escrow accounts and trust accounts; (b) payroll accounts; (c) accounts used for payroll taxes and/or withheld income taxes; (d) accounts used for employee wage and benefit payments; (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens; (f) custodial accounts; (g) zero balance accounts (other than the Dominion Account), (h) accounts established and used solely for Bank Products to the extent a Lien thereon is prohibited by the applicable agreement governing such Bank Products accounts, and (i) accounts holding not more than $250,000 in the aggregate at any one time.

Excluded Foreign Subsidiary: a Subsidiary of a Borrower that is: (a) a Foreign Subsidiary; or (b) owned directly or indirectly by a Foreign Subsidiary or by a Foreign Subsidiary Holding Company, irrespective of whether it is a Domestic Subsidiary or a Foreign Subsidiary.

Excluded Property: (i) (a) any Equity Interests issued by any Excluded Foreign Subsidiary, in each case, owned directly by an Obligor, in excess of 65% of the issued and outstanding Equity Interests of such Subsidiary entitled to vote and (b) any assets of any Excluded Foreign Subsidiary; (ii) any right, title or interest in any lease, permit, license or other contractual obligation entered into by such Obligor, or any franchise to which such Obligor is a party or any of its rights or interests thereunder, and any property subject to any of the foregoing, to the extent, but only to the extent, that the grant of a security interest therein would, under the terms of such lease, permit, license, contractual obligation, or franchise be prohibited or require the consent of any person other than such Obligor or any of its Affiliates which consent has not been obtained as a condition to the creation of such security interest, or which would be breached or give any party the right to terminate it as a result of the creation of such security interest, but only, in each case, to the extent, and only for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or the PPSA; provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (iii) any property now owned or hereafter acquired by such Obligor that is subject to a Purchase Money Lien or a Capital Lease, if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such Purchase Money Lien or Capital Lease) prohibits the creation by such Obligor of a Lien on such property or requires the consent of any person other than such Obligor or any of its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property; (iv) Equity Interests in any joint venture with a third party that is not an Affiliate of such Obligor, to the extent a pledge of such Equity Interests is prohibited by a provision in the documents governing such joint venture that is not entered into in contemplation of this Agreement; (v) Equity Interests in any Person other than any wholly-owned Subsidiary, to the extent requiring the consent of one or more third parties that is not an Affiliate of the Obligors or prohibited by the terms of any applicable organizational documents or shareholders’ agreement, in each case, that is not entered into in contemplation of this Agreement; (vi) any intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the registrability, validity or enforcement of such application under Applicable Law; provided that at the time any such application matures into an actual use application by the applicable Obligor’s receipt of written notification from the USPTO of its acceptance of either an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act, 15 U.S.C. § 1051, or “Statement Of Use” pursuant to Section 1(d) of the Lanham Act, 15 U.S.C. § 1051, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, such actual use application; (vii) any Excluded Accounts; (viii) any motor vehicles, airplanes, vessels or other assets subject to certificates of title; (ix) any margin stock; (x) Letter-of-Credit Rights to the extent not constituting Supporting Obligations (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or a PPSA financing statement); (xi) any assets the grant of a security interest in which would be prohibited by Applicable Law but only, in each case, to the extent, and only for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or the PPSA; provided that immediately upon the ineffectiveness, lapse or termination of any such prohibition, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, such assets as if such provision had never been in effect; (xii) any Real Estate; and (xiii) any assets for which the Agent and Borrower Agent have agreed that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Excluded Subsidiary shall mean (a) any Excluded Foreign Subsidiary; (b) any Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations; (c) any Subsidiary with respect to which Guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority, unless such consent, approval, license or authorization has been received and is in effect (provided that the Borrowers shall be under no obligation to seek such consent, approval, license or authorization); (d) any Subsidiary for which the guaranteeing of the Obligations would result in material adverse tax consequences to the Borrowers and the Subsidiaries (as determined by the Borrower Agent in good faith); and (e) any other Subsidiary with respect to which, the Agent and the Borrower Agent agree that the burden or cost of providing a guarantee of the Obligations is excessive in relation to the benefits to be obtained by the Lenders therefrom.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all reasonable and documented costs, expenses or advances incurred by any Agent Indemnitee during a Default or Event of Default or an Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) exercise of any rights or remedies of Agent in, or the monitoring by Agent of, any Insolvency Proceeding; (d) settlement or satisfaction by Agent of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action by Agent; and (f) negotiation and documentation by Agent of any Modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such reasonable and documented costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility reservation and standby fees, legal and accounting fees and expenses (limited to one primary counsel for the Agent and the Lenders, taken as a whole, and one local counsel for the Agent and the Lenders, taken as a whole, in each appropriate jurisdiction, and in the case of a conflict of interest, one additional counsel for each set of similarly situated affected parties), appraisal costs, brokers’ and auctioneers’ costs and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, in each case, that are incurred by Agent.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

Financial Covenant Changeover Date: the first day following Borrowers’ delivery of financial statements and accompanying Compliance Certificates reflecting that Borrowers and Subsidiaries have achieved a Fixed Charge Coverage Ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recently completed 12-month period for which a Compliance Certificate and related financial statements have been delivered, of at least 1.00 to 1.00 for two (2) consecutive Fiscal Quarters (or, in the event a Financial Reporting Trigger Period is in effect, the first day following Borrowers’ delivery of financial statements and accompanying Compliance Certificates reflecting that Borrowers and Subsidiaries have achieved a Fixed Charge Coverage Ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recently completed 12-month period for which a Compliance Certificate and related financial statements have been delivered, of at least 1.00 to 1.00 for a period of six (6) consecutive months).  For purposes of clarity and by way of example, (i) if Borrowers achieve the two (2) consecutive Fiscal Quarters Fixed Charge Coverage Ratio requirement as of the Fiscal Quarter ending March 31, 2027 and Borrowers’ deliver such financial statements and accompanying Compliance Certificate on May 15, 2027, the Financial Covenant Changeover Date shall be May 16, 2027, and (ii) in the event a Financial Reporting Trigger Period is in effect and Borrowers achieve the six (6) consecutive months Fixed Charge Coverage Ratio requirement as of the month ending March 31, 2027 and Borrowers deliver such financial statements and accompanying Compliance Certificate on April 30, 2027, the Financial Covenant Changeover Date shall be May 1, 2027.

Financial Covenant Trigger Period: the period (a) commencing on any day that (i) a Specified Event of Default occurs or (ii) Availability is less than the greater of (x) 17.5% of the Borrowing Base and (y) $3,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been more than the greater of (x) 17.5% of the Borrowing Base and (y) $3,000,000.

Financial Reporting Trigger Period: the period (a) commencing on any day that (i) a Specified Event of Default occurs or (ii) subject to Section 2.1.7, Revolver Usage is equal to or greater than 35% of the aggregate Commitments; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and, subject to Section 2.1.7, Revolver Usage is less than 35% of the aggregate Commitments.

First Amendment: that certain First Amendment to Loan and Security Agreement, dated as of the First Amendment Effective Date, by and among Zevia, the Lenders and Agent.

First Amendment Effective Date: [May 15], 2026.

Fiscal Quarter: each period of three (3) months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, as of any date of measurement, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash income taxes paid (including Permitted Tax Distributions), to (b) Fixed Charges.

Fixed Charges: the sum of cash interest expense (other than payment-in-kind), scheduled principal payments made on Borrowed Money other than Loans, and cash Distributions made (other than Permitted Tax Distributions and Distributions described in clauses (c) and (e) of the definition of Permitted Distributions).

FLSA: the Fair Labor Standards Act of 1938.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Subsidiary which is not a Domestic Subsidiary.

Foreign Subsidiary Holding Company: any direct or indirect Subsidiary of a Borrower, all or substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more Foreign Subsidiaries and any of such Foreign Subsidiaries’ Subsidiaries.

FRBNY: the Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof (other than contingent obligations not then due and payable or for which a claim has not yet been made and other than obligations in respect of any Secured Bank Product Obligations to the extent such Secured Bank Product Obligations have been Cash Collateralized or the applicable Secured Bank Product Provider and Obligor have made other arrangements reasonably acceptable to the applicable Secured Bank Product Provider), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: Each Person that guarantees payment or performance of Obligations. For the avoidance of doubt, no Foreign Subsidiary or Foreign Subsidiary Holding Company shall be a Guarantor.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of any obligation of any Obligor under this Agreement or any Security Agreement; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees and Issuing Bank Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim-receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, industrial designs, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Payment Date: (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC or the PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of (a) 70% of the Value of Eligible Inventory, and (b) 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: (a) loans or advances of money to any Person; (b) an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or (c) an advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Investment Grade Accounts Formula Amount: 90% of the Value of Investment Grade Eligible Accounts.

Investment Grade Eligible Accounts: Eligible Accounts owing from an Account Debtor that has an Investment Grade Debt Rating.

Investment Grade Debt Rating: a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

Judgment Currency: as defined in Section 1.6.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.

LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6.2 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the form of the Letter of Credit are reasonably satisfactory to Agent and Issuing Bank.

LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrower for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request by Borrower Agent for issuance of a Letter of Credit in form and substance reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $2,000,000.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the License in such Intellectual Property, whether or not a default exists under any applicable License.

Loan: a loan made by a Lender under the credit facility established by this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Liquidity:  at any time, Availability, plus unrestricted cash and Cash Equivalents of any Obligor that is on deposit in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Accounts and/or Securities Accounts are the subject of a Deposit Account Control Agreement or held in Deposit Accounts and/or Securities Accounts with the Agent.

Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on (a) the business, operations, Properties or condition (financial or otherwise) of the Obligors and their Subsidiaries, taken as a whole, (b) the enforceability against any Obligor of any Loan Document to which it is a party; (c) the ability of the Obligors, taken as a whole, to perform their payment obligations under the Loan Documents; or (d) the ability of Agent or any Lender to enforce their rights and remedies under the Loan Documents.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (c) that relates to Borrowed Money (other than Permitted Purchase Money Debt) in an aggregate amount of $5,000,000 or more; or (d) the Permitted Term Loan Agreement.

Material Debt: (a) Borrowed Money (other than Permitted Purchase Money Debt) having an aggregate outstanding principal amount in excess of $7,500,000 or (b) the Permitted Term Loan Debt.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of or under a Loan Document, including any waiver of a Default or Event of Default.

Moody’s: Moody’s Investors Service, Inc. or any successor.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash and Cash Equivalents from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien on the Property sold; (c) income, transfer or similar taxes paid or reasonably estimated to be payable; (d) reserves for indemnities and contingent liabilities, until such reserves are no longer needed; and (e) amounts attributable to non-controlling interest holders in any non-wholly owned Subsidiary.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Non-Investment Grade Eligible Accounts Formula Amount: 85% of the Value of Non-Investment Grade Eligible Accounts.

Non-Investment Grade Eligible Accounts: Eligible Accounts other than Investment Grade Eligible Accounts.

Notice of Borrowing: a notice by Borrower Agent of a Borrowing in form and substance reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form of Exhibit H or otherwise in form and substance reasonably satisfactory to Agent.

Notice of Prepayment: notice by Borrower Agent of prepayment of a Loan, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each (a) LC Document, fee letter, Lien Waiver, any subordination agreement, intercreditor agreements (including the Permitted Term Loan Intercreditor Agreement) or (b) other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with this Agreement and designated by the Borrower Agent as an “Other Agreement”.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: the amount by which Revolver Usage exceeds the Borrowing Base at any time.

Parent: Zevia PBC, the managing member of Zevia.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following conditions:

(a)          as of the date of any such action and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b)          either:

(i)        subject to Section 2.1.7, Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (x) $4,000,000 or (y) 22.5% of the Borrowing Base; or

(ii)      (x) subject to Section 2.1.7, Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (x) $3,000,000 or (y) 17.5% of the Borrowing Base and (y) the Fixed Charge Coverage Ratio for the most recently completed 12-month period for which financial statements have been delivered pursuant to Section 10.1.2(a) or (b), determined on a pro forma basis after giving effect to such action, shall be equal to or greater than 1.00 to 1.00; and

(c)         the Agent shall have received a certificate from a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereunder.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans (or Multiemployer Plans, as applicable) set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) the Acquisition is consensual; (b) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries; (c) no Debt or Liens are assumed or incurred, except for Debt and Liens permitted under Sections 10.2.1 and 10.2.2; (d) the Payment Conditions are satisfied with respect thereto; and (e) Borrowers deliver to Agent, at least 5 Business Days prior to the Acquisition (or such later date as may be agreed by the Agent), copies of all material agreements relating thereto and a certificate stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: an Asset Disposition constituting (a) sale of Inventory in the Ordinary Course of Business; (b) the abandonment, cancellation, non-renewal, or discontinuance of the use or maintenance of Intellectual Property or rights relating thereto in the Ordinary Course of Business; (c) non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrowers and their Subsidiaries; (d) leases, subleases, licenses, or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others, in each case, in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the business of the Borrowers or any of their Subsidiaries; (e) Investments and Distributions not prohibited hereunder; (f) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; (g) Asset Dispositions of Property to the extent that: (i) such Property is exchanged for, or credited against the purchase price of, similar replacement Property; or (ii) the Net Cash Proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement Property; (h) (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the Ordinary Course of Business; and (ii) the sale, license or other transfer of Intellectual Property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license or transfer does not materially interfere with the business of the Borrowers and their Subsidiaries, taken as a whole; (i) termination of licenses, leases, and other contractual rights in the Ordinary Course of Business, which does not materially interfere with the conduct of business of the Borrowers and their Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders; (j) disposition of worn-out, obsolete, unmerchantable or otherwise unsalable Inventory or Equipment or Property no longer used or useful in the business of the Borrowers and their Subsidiaries; (k) compromise or workout of Accounts that are past due in the Ordinary Course of Business; (l) a disposition approved in writing by Agent and Required Lenders; or (m) other Asset Dispositions not otherwise permitted; provided that: (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition; (ii) such Asset Disposition is made for fair market value and the consideration received, if any, shall be no less than 75% in cash; provided that solely for purposes of the foregoing, the following consideration shall be treated as cash: (x) any consideration arising from the assumption of any liabilities (other than liabilities that are by their terms subordinated to the Obligations) so long as the Borrower and the Subsidiaries are fully released therefrom, and (y) up to $2,000,000 in non-cash consideration; and (iii) if such Asset Disposition under this clause (m) consists of Eligible Accounts or Eligible Inventory that are included in the Borrowing Base at such time, Borrower Agent shall deliver an updated Borrowing Base Report reflecting such Asset Disposition immediately prior to the consummation of such Asset Disposition.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder; (f) arising under the Loan Documents; (g) in respect of obligations or liabilities of any other Obligor permitted hereunder; (h) arising under the Permitted Term Loan Documents to the extent not prohibited thereunder; or (i) in an aggregate amount of $2,000,000 or less at any time.

Permitted Discretion: a determination made in good faith, using commercially reasonable business judgment (from the perspective of a secured, asset-based lender). In exercising such judgment as it relates to the establishment of any Availability Reserve or the establishment or adjustment of any ineligibility, Permitted Discretion will require that: (a) such establishment, adjustment or modification be based on the analysis of facts or events first occurring (including the coming into effect of any change in law) after the Closing Date that are materially different from the facts or events occurring prior to the Closing Date, unless the Administrative Borrower and Agent agree in writing, (b) the contributing factors to such establishment, adjustment or modification shall not duplicate any other exclusionary criteria set forth in the definitions of Eligible Account or Eligible Inventory or any other eligibility terms (including advance rates).

Permitted Distribution: (a) Distributions in the form of Equity Interests or other forms of non-cash dividends, (b) repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (c) payments made or expected to be made by any Borrower in respect of withholding or similar Taxes payable by Parent or any future, present, or former employee, director, manager, or consultant, and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock, (d) cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of any Borrower, (e) reimbursement and indemnification payments made to Parent in the Ordinary Course of Business including, without limitation, Distributions to Parent, the proceeds of which are used to pay compensation of officers, directors, employees, contractors and consultants, of Zevia and its Subsidiaries, in lieu of the payment of such compensation by Zevia and its Subsidiaries, and (f) other Distributions (including Distributions to Parent to allow Parent to satisfy its obligations under the Tax Receivable Agreement) so long as the Payment Conditions are satisfied with respect to each such Distribution made under this clause (f).

Permitted Tax Distributions: with respect to any taxable year (or portion thereof) with respect to which Zevia is a partnership or disregarded entity for U.S. federal, state or local income tax purposes, distributions paid from time to time (which may be estimated and paid no more frequently than quarterly) by Zevia to the holders of its Equity Interests not to exceed in the aggregate in any taxable year an amount equal to the product of (i) the net taxable income of Zevia for such taxable year and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account, to the extent applicable the deductibility of state and/or local income taxes for U.S. federal income tax purposes, the deduction for qualified business income under Section 199A of the Code, the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.) and any limitations on, or the availability of, deductions and losses) applicable to an individual resident in New York, New York (or, if determined by the Company, such highest combined marginal rate applicable to any direct owner (or, if a direct owner is a pass-through entity, indirect owner) of Zevia for the taxable year in question (or portion thereof)); provided, that the effects of any adjustments pursuant to Sections 734, 743 and 754 of the Code and any allocations under Section 704(c) of the Code shall not be taken into account.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time.

Permitted Term Loan Agent: means the administrative agent or other representative of the holders of the Permitted Term Loan Debt, acting on their behalf pursuant to the Permitted Term Loan Documents, whom shall be reasonably acceptable to the Agent.

Permitted Term Loan Agreement: one or more loan agreements, or similar instruments, entered into by the Borrowers and the other Obligors to evidence and govern the Permitted Term Loan Debt, which shall be in form and substance reasonably satisfactory to the Agent in all respects.

Permitted Term Loan Debt: Debt owed by the Borrowers and any other Obligor incurred pursuant to the Permitted Term Loan Agreement; provided that:

(a) at the time of incurrence, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) the final maturity date of such Debt shall not be earlier than the date that is 91 days after the Termination Date of this Agreement;

(c) such Debt shall be secured by the Collateral on a junior basis with the Obligations and shall be subject to a Permitted Term Loan Intercreditor Agreement;

(d) the Total Leverage Ratio on a pro forma basis after giving effect to the incurrence of such Debt shall not exceed 4.00 : 1.00; and

(e) such Debt, including the principal amount thereof, maturity, amortization, identity of the lenders, the Permitted Term Loan Agent, and the terms and conditions of the Permitted Term Loan Documents, shall be in form and substance reasonably satisfactory to the Agent.

Permitted Term Loan Documents: the Permitted Term Loan Agreement and each of the other loan documents entered into in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Permitted Term Loan Intercreditor Agreement.

Permitted Term Loan Intercreditor Agreement: means an intercreditor agreement entered into by and among the Agent, the Permitted Term Loan Agent and acknowledged by the Obligors, in form and substance reasonably satisfactory to the Agent.

Permitted Term Loan Lenders: means the lenders under the Permitted Term Loan Agreement.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

PPSA: the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, “PPSA” shall mean the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) no Lien is imposed on the Eligible Accounts or Eligible Inventory then included in the Borrowing Base, unless bonded and stayed to the satisfaction of Agent.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases except for accrued interest, fees and expenses) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed or capital assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or the PPSA.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount (except for the amount of any accrued interest and fees and any fees and expenses incurred in such refinancing), earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent (if applicable), (c) has representations, covenants, defaults and other terms, taken as a whole, not materially less favorable to Borrowers, and (d) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property (provided that any Obligor may guaranty and secure the Debt of any other Obligor).

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.2.2.

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or any books and records related thereto or to any Eligible Accounts, in each case, that are included in the Borrowing Base at such time; and (b) a reserve at least equal to three months’ rent and other charges payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

Rescindable Amount: as defined in Section 4.1.3(c).

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Investments made after the Closing Date by any Obligor in any other Obligor; (c) Investments made after the Closing Date by any Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor; (d) Investments made after the Closing Date by any Subsidiary that is not an Obligor in any Obligor; (e) Investments made after the Closing Date by any Obligor in any Subsidiary that is not an Obligor in an aggregate amount not to exceed $1,000,000 at any one time outstanding; (f) deposits made in the Ordinary Course of Business to secure the performance of leases, the payment of rent or other obligations permitted hereunder; (g) Bank Products permitted hereunder; (h) Investments in the form of travel advances and relocation and other loans and advances to employees for reasonable and customary business-related travel, entertainment, relocation, and analogous ordinary business purposes, and payroll advances in connection with changes in payroll systems and other advances of payroll payments to employees, in each case in the Ordinary Course of Business; (i) Investments consisting of loans to employees to finance the purchase of Equity Interests of the Borrowers pursuant to employee stock purchase plans or agreements approved by the Borrowers’ board of directors; (j) Investments consisting of extensions of credit to the customers of the Borrowers or of any of their Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of such Borrower or such Subsidiary, in each case in the Ordinary Course of Business; (k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of litigation, delinquent obligations of, and other disputes with, customers, suppliers or other Persons arising in the Ordinary Course of Business (including Investments received upon foreclosure of any secured customer leases or licenses); (l) Investments held by a Person acquired in a Permitted Acquisition; provided that such Investments are held by such Person or are made pursuant to a binding commitment of such Person in effect as of the date of such Permitted Acquisition and not acquired or entered into in contemplation of such Permitted Acquisition; (m) cash and Cash Equivalents; (n) Permitted Acquisitions; (o) Investments received in connection with any Permitted Asset Disposition; (p) additional Investments in an aggregate amount not to exceed $1,000,000 at any one time outstanding; (q) reserved; and (r) other Investments so long as the Payment Conditions are satisfied with respect to each such other Investment.

Restrictive Agreement: an agreement (other than a Loan Document or any Permitted Term Loan Document) that conditions or restricts the right of any Borrower or other Obligor to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions to a Borrower, or to repay any intercompany Debt to a Borrower.

Revolver Usage: (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

Sanction: any sanction administered or enforced by the U.S. government (including OFAC), the Government of Canada, United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, including the Canadian security agreement, any deed of hypothec or any other security documents governed by the laws of Canada or any province thereof.

Senior Officer: the chairman of the board, president, vice president, chief executive officer, chief financial officer, treasurer or controller of the applicable Obligor.

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

SOFR: the secured overnight financing rate published by FRBNY, as administrator of the benchmark (or a successor administrator), on its website (or any successor source satisfactory to Agent).

SOFR Adjustment: 0.10%.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Event of Default: any Event of Default arising (a) under Sections 11.1(a), (c) (with respect to Section 10.1.2(a) and (b)) or (j), (b) from the failure of the Borrowers to deliver a Borrowing Base Report required to be delivered hereunder or any material inaccuracy contained in any Borrowing Base Report, (c) from the failure of any Borrower to comply with its obligations under Section 8.5 of this Agreement) and (d) from the failure of the Obligors to comply with the covenants contained in Section 10.3.1 and Section 10.3.2 at any time that each such covenant is applicable pursuant to the terms hereof.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Successor Rate: as defined in Section 3.6.2.

Swap: as defined in Section 1a(47) of the Commodity Exchange Act.

Swap Obligations: obligations under an agreement relating to a Swap.

Swap Termination Value: means, in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps: (a) for any date on or after the date such Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swaps (which may include a Lender or any Affiliate of a Lender).

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Tax Receivable Agreement: the Tax Receivable Agreement, dated as of July 21, 2021, entered into by and among Parent, Zevia and each of the other parties thereto.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then the Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero (0), Term SOFR shall be deemed zero (0) for purposes of this Agreement.

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Termination Date: the earlier of (a) February 22, 2030 (b) the date which is ninety-one (91) days prior to the maturity of any Material Debt, or (c) such earlier date on which the Commitments terminate hereunder.

Total Leverage Ratio: means for any period of measurement, the ratio of (a) the aggregate Debt of the type set forth in clause (a) and clause (d) of the definition thereof of the Obligors to (b) EBITDA, in each case, for such period.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

Unused Line Fee Rate: (a) 0.375%, if average daily Revolver Usage was 50% or less of the Commitments during the preceding calendar month, or (b) 0.20%, if average daily Revolver Usage was more than 50% of the Commitments during such month.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to a Borrower or any Guarantor (and, if applicable to other holders of its outstanding Equity Interests on a pro rata basis).

U.S. Government Securities Business Day: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Zevia: Zevia LLC, a Delaware limited liability company, and its successors.

1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements. Notwithstanding the foregoing, (x) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and Indebtedness of the Borrowers and their Subsidiaries subject thereto shall be deemed to be carried at 100% of the outstanding principal amount thereof and (y) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as Capital Leases under GAAP as so revised, such change in classification of leases from operating leases to Capital Leases shall be ignored for purposes of determining compliance with any covenant (including the computation of any financial covenant) under this Agreement and any of the other Loan Documents (provided, any financial statements required to be delivered hereunder shall be required to be delivered in conformity with GAAP, applied on a consistent basis, as in effect from time to time together with a detailed reconciliation between calculations before and after giving effect to such change in GAAP).

1.3    Uniform Commercial Code and PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York or, if applicable, the PPSA, on the Closing Date: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document” (including a “document of title” as defined in the PPSA), “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4    Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” “to” and “until” each mean “to but excluding,” and “through” means “to and including.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. The word “or” shall have the inclusive meaning of “and/or”. Section titles appear as a matter of convenience only and will not affect the interpretation of any Loan Document. Unless otherwise indicated, reference to a time of day shall be to the prevailing time in the Pacific time zone. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other accounts herein shall be denominated in Dollars, unless expressly provided otherwise and all references in the Loan Documents. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby hereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean (except as otherwise specified herein) the reasonable discretion of such Person exercised at any time. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of calculation. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

1.5    Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.

1.6    Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document from one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Obligors in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Obligors in the Agreement Currency, the Obligors agree to the extent permitted under applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Obligors (or to any other Person who may be entitled thereto under applicable requirements of law).

1.7    Quebec Interpretive Provision. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership”, and (xix) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en anglais seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

SECTION 2.    CREDIT FACILITIES

2.1       Loan Commitments

2.1.1.    Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Borrowing would exceed the Borrowing Base.

2.1.2.    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3.    Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers and their Subsidiaries, including Investments, Distributions, working capital and other general corporate purposes. Borrowers shall not, directly or knowingly indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation in any material respect of a Sanction applicable to any party hereto.

2.1.4.    Voluntary Reduction or Termination. Upon at least 10 Business Days’ prior written notice to Agent at any time, Borrowers may terminate or reduce the Commitments. Each reduction shall be in an increment of $1,000,000, and shall be specified in the notice. Any notice of termination or reduction by Borrowers shall be irrevocable; provided that any such notice may be conditioned upon the occurrence of a refinancing or receipt of proceeds of Debt or Equity Interests. At no time shall Borrowers reduce the Commitment to an amount less than $15,000,000 except in connection with the Full Payment of the Obligations.

2.1.5.    Overadvances. Any Overadvance shall be repaid by Borrowers upon demand by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may in its Permitted Discretion require Lenders to fund requests from the Borrowers or from the Agent for Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby.

2.1.6.    Protective Advances. Agent shall be authorized, in its Permitted Discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $3,500,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto.

2.1.7.    Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 15 Business Days’ (or such shorter period as may be acceptable to Agent) notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers and (b) total increases under this Section do not exceed $10,000,000 and no more than 2 increases are made. Agent shall promptly notify Lenders of the requested increase. Any Lender not responding within 10 days after such notification of its agreement to provide any portion of such increase shall be deemed to have declined to provide such increase. To the extent the existing Lenders don’t provide the requested increase, additional Commitments may be provided by any Eligible Assignees; provided that no Lender shall be obligated to provide any portion of the requested increased Commitment. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments. Borrowers agree that as a condition to the effectiveness of any increase in Commitments, Borrowers, Agent and Lenders shall enter into such amendment as reasonably requested by Agent to amend the definitions of Cash Dominion Trigger Period, Financial Covenant Trigger Period, Due Diligence Trigger Period, Collateral Reporting Trigger Period, Financial Reporting Trigger Period and Payment Conditions and any other provision in this Agreement reflecting an Availability threshold to increase such Availability threshold proportionally to take into account an increased Commitment.

2.2        Letter of Credit Facility

2.2.1.    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit for the account of any Borrower or its Subsidiaries from time to time until the Termination Date, on the terms set forth herein, including the following:

(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days (or such shorter period as may be agreed by Issuing Bank) prior to the requested date of issuance; (ii) each LC Condition is satisfied on the requested date of issuance; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)    Letters of Credit may be requested by a Borrower to support obligations constituting lawful corporate purposes of the Borrowers and their Subsidiaries, including Investments, Distributions, working capital and other general corporate purposes. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)    Borrowers assume all risks of any beneficiary’s acts, omissions or misuses of a Letter of Credit. None of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; the misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.

(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2.    Reimbursement; Participations.

(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same Business Day (the “Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, unless Borrower Agent notifies Agent that such payment will be made through other means, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)    Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)    No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s bad faith, gross negligence or willful misconduct.

2.2.3.    Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Termination Date is scheduled to occur within 5 Business Days or the Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4.    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

SECTION 3.     INTEREST, FEES AND CHARGES

3.1        Interest

3.1.1.    Rates and Payment of Interest.

(a)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b)    During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

3.1.2.    Application of Term SOFR to Outstanding Loans.

(a)    Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b)    Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate or replacement for or successor to any such rate (including any Successor Rate), or any component thereof or the effect of any of the foregoing, or of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3.    Interest Periods. Borrowers shall select an interest period ("Interest Period") of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month's last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2        Fees

3.2.1.    Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.

3.2.2.    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for Term SOFR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.    Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3     Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

3.4     Reimbursement Obligations. Borrowers shall reimburse Agent for all reasonable and documented legal (limited to reasonable and documented fees of one counsel for Agent and one local counsel for Agent in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction), accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All such legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall promptly pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due within 10 Business Days following receipt by Borrower Agent of a reasonably detailed invoice.

3.5      Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as Agent or such Lender may reasonably request, as applicable, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6        Inability to Determine Rates.

3.6.1.    Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a) Agent reasonably determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders reasonably determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (ii) any outstanding Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

3.6.2.    Successor Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrowers) that Borrowers or Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

3.7        Increased Costs; Capital Adequacy

3.7.1.    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2.    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3.    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8      Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or eliminate or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous in any material respect or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9      Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge, and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.10     Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.    LOAN ADMINISTRATION

4.1       Manner of Borrowing and Funding Loans

4.1.1.    Notice of Borrowing.

(a)    To request Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days (or such shorter period as Agent may agree) prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including any Swingline Loan, Overadvance, Protective Advances, Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against (a) the Borrowers’ primary operating account maintained with Agent or any of its Affiliates (as designated by Borrower Agent to Agent from time to time) and (b) if such primary operating account has insufficient funds to satisfy such charge or if Borrowers have failed to designate a primary operating account, from any operating account of the Borrowers maintained with Agent or any of its Affiliates, and in any case, Agent shall promptly notify Borrower Agent of any such charge.

(c)    If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item which there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2.    Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.    Swingline Loans; Settlement, Rescindable Amounts.

(a)    To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $3,500,000. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.

(b)    Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers or the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c)    Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4.    Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.2        Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3      Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4      Borrower Agent. Each Borrower hereby designates Zevia (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, Reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5      One Obligation. The Loans, LC Obligations and other Obligations constitute one general joint and several obligation of Borrowers and are secured by Agent’s Lien on all Collateral.

4.6     Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens if within the 60 days prior to the Full Payment of the Obligations a Cash Dominion Trigger Period existed unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

SECTION 5.    PAYMENTS

5.1     General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes except as required by Applicable Law and except as provided in this Agreement, and in immediately available funds, not later than 12:00 PT on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.1.1(c) and 3.9.

5.2     Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium pursuant to a Notice of Prepayment to Agent, delivered concurrently with prepayment of a Swingline Loan and at least two Business days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6.

5.3      Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4     Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5        Application and Allocation of Payments

5.5.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its reasonable discretion.

5.5.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)       FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)      SECOND, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)       THIRD, to all amounts owing to Issuing Bank;

(d)       FOURTH, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)       FIFTH, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)        SIXTH, to Cash Collateralize all LC Obligations;

(g)     SEVENTH, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h)       EIGHTH, to all other Secured Bank Product Obligations; and

(i)        LAST, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero.

5.5.3.    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6     Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and, promptly following the application to the Obligations pursuant to the previous sentence, shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7      Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days that specific information is subject to dispute.

5.8        Taxes

5.8.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3.    Tax Indemnification.

(a)    Each Borrower shall jointly and severally indemnify each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 Business Days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 Business Days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4.    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5.    Treatment of Certain Refunds. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9        Lender Tax Information

5.9.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)      Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)      Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.10       Nature and Extent of Each Borrower’s Liability

5.10.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document (made in accordance with the terms of the Loan Documents, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.10.2.    Waivers.

(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may, to the extent permitted by Applicable Law, bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations.

5.10.3.    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)    If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4.    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5.    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.    CONDITIONS PRECEDENT

6.1      Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has first been satisfied:

(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto.

(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches of the Obligors reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)     Reserved.

(d)    Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder on the Closing Date, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

(e)    Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)    Agent shall have received a written opinion of Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to Agent.

(g)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)    Each Borrower shall have provided, in form and substance reasonably satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender reasonably requests at least 10 days prior to the Closing Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(j)    Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results reasonably satisfactory to Agent.

(k)    No event shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since September 30, 2021.

(l)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date that have been invoiced to the Borrowers at least 3 Business Days prior to the Closing Date.

(m)    Agent shall have received a Borrowing Base Report as of January 31, 2022. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $5,000,000.

6.2      Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan, or arranging any Letter of Credit), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)    No Default or Event of Default exists;

(b)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except for representations and warranties that expressly apply only on an earlier date and except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects); and

(c)    With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

6.3      Post-Closing Requirements. Obligors shall satisfy each of the following conditions set forth below, within the applicable time periods (or such longer period as the Agent may reasonably agree to in writing), each in form and substance satisfactory to Agent:

(a)    Within no later than 45 days after the Closing Date, Obligors shall deliver to Agent fully executed Deposit Account Control Agreements.

(b)    Within no later than 180 days after the Closing Date, Obligors shall maintain Agent as its principal depository bank.

(c)    Within no later than 14 Business Days after the Closing Date, Obligors shall deliver to Agent insurance endorsements, in compliance with Section 8.6.2.

SECTION 7.    COLLATERAL

7.1     Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all Property of such Borrower, including the following, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;

(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)    all Deposit Accounts;

(e)    all Documents;

(f)    all General Intangibles, including Intellectual Property;

(g)    all Goods, including Inventory, Equipment and fixtures;

(h)    all Instruments;

(i)    all Investment Property;

(j)    all Letter-of-Credit Rights;

(k)    all Supporting Obligations;

(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, the Collateral shall not include, and no Borrower shall be deemed to have granted a Lien on or security interest in any Excluded Property. Each representation, warranty and covenant regarding the Collateral shall be interpreted as giving effect to the exclusion of the Excluded Property.

7.2       Lien on Deposit Accounts; Cash Collateral

7.2.1.    Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a Borrower, including sums in any blocked, lockbox, sweep or collection account, but in all events excluding all Excluded Property. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account (other than Excluded Accounts) included in the Collateral that is maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2.    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrowers, provided no Specified Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in accordance with the terms of this Agreement. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3       Reserved.

7.4       Other Collateral

7.4.1.    Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2.    Certain After-Acquired Collateral. Borrowers shall (a) together with delivery of each Compliance Certificate, notify Agent if a Borrower has obtained an interest in any Deposit Account, Chattel Paper, Document, Instrument, Intellectual Property, Investment Property or Letter-of-Credit Right not previously disclosed to the Agent, (b) upon request, take such actions as Agent reasonably deems appropriate to effect its perfected, first priority Lien (subject to Permitted Liens) on the Collateral and (c) together with each Compliance Certificate delivered in connection with the Borrowers’ annual audited financial statements, provide a list of all registered Intellectual Property required to be included in the Collateral that was created or acquired since the last such update (or the Closing Date in the case of the first such Compliance Certificate delivered after the Closing Date). If Collateral with a fair market value in excess of $2,000,000 for any one third party is in the possession of a third party, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment from such party that it holds the Collateral for the benefit of Agent.

7.5      Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1      Borrowing Base Reports. By the 15th day of each month Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month, provided, that, at any time a Collateral Reporting Trigger Period is in effect, Borrowers shall deliver to Agent a Borrowing Base Report as of the third Business Day of each week prepared as of the close of business of the previous week. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Agent may from time to time adjust such report to the extent any information or calculation does not comply with this Agreement.

8.2       Accounts

8.2.1.    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, together with delivery of each Borrowing Base Report, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.    Taxes. If an Account for any Borrower includes a charge for any Taxes, during the continuance of a Cash Dominion Trigger Period, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or relate to any Collateral.

8.2.3.    Account Verification. Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall use commercially reasonable efforts to cooperate with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Cash Dominion Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.    Proceeds of Collateral. Borrowers shall request in writing and otherwise use commercially reasonable efforts to cause all payments on Accounts or otherwise relating to Collateral to be made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the third Business Day after receipt thereof) deposit same into a Dominion Account.

8.3       Inventory

8.3.1.    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory in all material respects, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports to Agent, on such periodic basis as Agent may request but in no event more frequently than once per month; provided, that Borrowers shall only be required to deliver such reports to the Agent if Inventory is being utilized in the Borrowing Base at such time. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and upon request of Agent shall provide to Agent a report based on each such inventory that results in a material adverse finding promptly upon completion thereof.

8.3.2.    Returns of Inventory. Borrowers shall promptly notify Agent if at any time the aggregate Value of Eligible Inventory then included in the Borrowing Base returned by Borrowers to its vendors since the date of the most recently delivered Borrowing Base Report exceeds $500,000.

8.3.3.    Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in material accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory located in the United States on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, except as disclosed to Agent in writing prior to the Closing Date or otherwise in the Ordinary Course of Business. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in material conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4       Equipment

8.4.1.    Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, upon Agent’s request, but in no event more frequently than once per calendar year, a current schedule thereof.

8.4.2.    [Reserved].

8.4.3.    Condition of Equipment. The Equipment is in good operating condition and repair, reasonable wear and tear excepted.

8.5     Deposit Accounts. Schedule 8.5 lists all Deposit Accounts maintained by Borrowers, including Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except Excluded Accounts). Borrowers shall be the sole account holders of each Deposit Account (except Excluded Accounts) and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts (except Excluded Accounts) or any Property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect the same.

8.6       General Provisions

8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit and items of Collateral with an aggregate value not in excess of $1,000,000 for any individual location, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location, upon 10 Business Days (or such lesser period as Agent may agree) prior written notice to Agent (which notice shall be deemed to supplement Schedule 8.6.1).

8.6.2.    Insurance of Collateral; Condemnation Proceeds.

(a)    Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with financially sound and reputable insurers; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws. From time to time upon request, Borrowers shall deliver to Agent copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) to the extent available from such insurer, requiring 30 days (or 10 days in the case of cancellation for non-payment) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) to the extent available from such insurer, specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, in its Permitted Discretion, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, unless Agent otherwise agrees, only Agent may settle, adjust and compromise such claims.

(b)    [Reserved].

(c)    So long as no Cash Dominion Trigger Period is in effect, Borrowers may use any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral). At any time during a Cash Dominion Trigger Period, any proceeds of insurance (other than workers’ compensation or D&O insurance) and any awards arising from condemnation of Collateral shall be paid directly to Agent for application to the Obligations.

8.6.3.    Protection of Collateral. All reasonable and documented expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.    Defense of Title. Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7     Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)    At any time a Cash Dominion Trigger Period exists, endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)    After the occurrence and during the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, in each case that constitute Collateral, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts that constitute Collateral, Inventory that constitutes Collateral or any other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts that constitute Collateral and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary, in each case, that constitutes Collateral; (xii) exercise any voting or other rights relating to Investment Property that constitutes Collateral; and (xiii) take all other actions as Agent reasonably deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.      REPRESENTATIONS AND WARRANTIES

9.1      General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and Lenders (if any) is true and complete in all respects.

9.1.2.    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract except as could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

9.1.4.    Capital Structure. Schedule 9.1.4 shows, as of the First Amendment Effective Date, for each Borrower and Subsidiary, its name, jurisdiction of organization, and for each Subsidiary of a Borrower, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the First Amendment Effective Date, no Borrower or Subsidiary has changed its name, changed its state of organization or incorporation, acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as disclosed on Schedule 9.1.4, as of the First Amendment Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary of any Borrower.

9.1.5.    Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens, except (a) those which have been disposed of by the Borrowers and their Subsidiaries subsequent to such date which dispositions have been in the Ordinary Course of Business or as otherwise permitted hereunder and (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary has paid and discharged all lawful claims (other than any claims being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. This Agreement creates in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described herein, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies and (a) when the certificated Equity Interests and Instruments that constitute Collateral are delivered to Agent, the Lien created under this Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers in such certificated Equity Interests and Instruments, in each case prior and superior in right to any other Person, and (b) when financing statements in appropriate form are filed in the appropriate offices, the Liens created under this Agreement will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral (other than Intellectual Property and Deposit Accounts) as to which a Lien may be perfected in such filing offices, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens. Upon the recordation of a short-form security agreement in form and substance reasonably satisfactory to Borrower Agent and Agent with the USPTO and USCO, together with the financing statements in appropriate form filed in the appropriate offices, the Liens created under this Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in the Intellectual Property constituting Collateral in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the USPTO and USCO may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Borrowers after the date hereof), other than with respect to Permitted Liens.

9.1.6.    Accounts. Agent may rely on all statements and representations made by Borrowers with respect to the Eligible Accounts. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)    it is genuine and in all respects what it purports to be;

(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)    it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)    to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; and (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business.

9.1.7.    Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP in all material respects, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being recognized by Agent and Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance). Since December 31, 2020, there has been no event, change or occurrence that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent. No financial statement delivered to Agent or Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.

9.1.8.    Reserved.

9.1.9.    Taxes. Each Borrower and Subsidiary has filed all federal and other material tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.    Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened in writing Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property in relation to any Eligible Inventory. All registered Intellectual Property owned by any Borrower or Subsidiary as of the First Amendment Effective Date is shown on Schedule 9.1.11.

9.1.12.    Governmental Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in material violation of the FLSA.

9.1.14.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected to result in a Material Adverse Effect, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, provincial or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary has received any Environmental Notice. Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.    Burdensome Contracts. As of the First Amendment Effective Date, no Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened in writing against any Borrower or Subsidiary, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule (as amended from time to time in accordance with Section 7.4.1), no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000). Except as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18.    ERISA. Except as disclosed on Schedule 9.1.18:

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, is entitled to rely on an opinion letter from the Internal Revenue Service to a prototype plan sponsor or an application for a determination letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, the qualification of such Plan. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization has been made with respect to any Pension Plan.

(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Borrower is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42)) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c)    No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)    With respect to any Foreign Plan, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.    [Reserved].

9.1.20.    Labor Relations. Except as described on Schedule 9.1.20 or as set forth in a Compliance Certificate delivered to Agent after the First Amendment Effective Date, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.    [Reserved].

9.1.22.    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24.    OFAC; Anti-Corruption Laws. No Borrower, Subsidiary, or, to the knowledge of any Borrower, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Borrower and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.2      Complete Disclosure. No financial statement, material report, material certificate or other written material information furnished by or on behalf of any Borrower or any Subsidiary thereof to Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder (as modified or supplemented by other written information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (as modified or supplemented by other written information so furnished); provided that: (a) no representation is made with respect to projected financial information, estimated financial information and other projected or estimated information, except that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by Agent and Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections, many of which are beyond the control of the Borrowers and their Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance); and (b) no representation is made with respect to information of a general economic or general industry nature. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1    Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisals.

(a)    Permit Agent from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (provided that representatives of the Borrowers shall be permitted to be present at any discussion with the independent accountants) such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Each Borrower and its Subsidiaries may place reasonable limits on access to information, the disclosure of which is subject to attorney-client or attorney work product privileges and neither any Borrower nor any Subsidiary shall be required to disclose any trade secrets. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)    Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it reasonably deems appropriate, up to one (1) time per calendar year and up to two (2) times per Loan Year, if, at any time in the prior 12 months period, a Due Diligence Trigger Period was in effect; and (ii) appraisals of Inventory, up to one (1) time per calendar year and up to two (2) times per Loan Year, if, at any time in the prior 12 months period, a Due Diligence Trigger Period was in effect; provided, that if an examination or appraisal is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects reflecting all financial transactions; and furnish to Agent and Lenders:

(a)    as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without any “going concern” or similar qualification, notation or exception (other than a qualification related to the maturity of any Indebtedness within one year from the date such opinion is delivered or actual or prospective breach of any financial covenants) or any qualification as to the scope of such audit) by a “big-4” firm of independent accountants, Grant Thornton, BDO or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided that Borrowers’ notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K will satisfy the requirements under this Section 10.1.2(a);

(b)      as soon as available, and in any event within:

(i) if no Financial Reporting Trigger Period is in effect, 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Borrower Agent as prepared in accordance with GAAP in all material respects and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes; provided that Borrowers’ notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under this Section 10.1.2(b); and

(ii) if a Financial Reporting Trigger Period is in effect, 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Borrower Agent as prepared in accordance with GAAP in all material respects and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes; and

(c)    concurrently with delivery of financial statements under clauses (a) and (b) above a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)    [reserved];

(e)    within 10 days after its approval by the board of directors of Parent but in no event later than 90 days after the end of each Fiscal Year, the board approved projections of Borrowers’ consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, Fiscal Quarter by Fiscal Quarter;

(f)    at Agent’s request, which shall not be made more frequently than once a month, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form and substance satisfactory to Agent;

(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 10.1.2(g) shall be deemed delivered for purposes of this Agreement when Borrowers notify Agent that such information is posted to the website of any of the Borrowers or the website of the SEC;

(h)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i)    such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of Zevia by furnishing (A) the applicable financial statements of Parent or (B) the Form 10-K or 10-Q, as applicable, of Zevia or Parent, as applicable, filed with the Securities and Exchange Commission; provided, that, with respect to each of subclauses (a) and (b) of this paragraph, such information shall be accompanied by a reasonably detailed description of the differences between the information relating to Parent on the one hand, and the information relating to Zevia on a standalone basis, on the other hand and, if such differences are material, the Agent may request delivery of a reconciliation.

10.1.3.    Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s knowledge thereof, of any of the following affecting an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) a pending or threatened labor dispute, strike, walkout or expiration of any material labor contract that could reasonably be expected to result in a Material Adverse Effect; (c) default under or termination of a Material Contract that could reasonably be expected to result in a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case, that could reasonably be expected to result in a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; or (j) material change in any accounting or financial reporting practices that affects calculation of the Borrowing Base, any Reserve or any covenant hereunder; (k) change in any information contained in a Beneficial Ownership Certificate delivered to Agent or any Lender; or (l) the opening of any new place of business by a Borrower at which the Borrower reasonably anticipates maintaining Collateral with an aggregate fair market value in excess of $1,000,000, at least 30 days (or such later date as Agent may agree) prior to such opening.

10.1.4.    Landlord and Storage Agreements. Upon reasonable request, and subject to any applicable confidentiality restrictions, provide Agent with copies of all agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary that could reasonably be expected to result in a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.    Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurers, with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8.    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any License, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

10.1.9.    Future Subsidiaries. Promptly notify Agent upon any Person becomes a Subsidiary and deliver any know-your-customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary, if such Person is not an Excluded Subsidiary, cause it to guaranty the Obligations pursuant to documentation in form reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person that are required to constitute Collateral hereunder, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.1.10.    Depository Bank. Within no later than 90 days after the Closing Date, and at all times thereafter, maintain Agent as its principal depository bank.

10.2    Negative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)       the Obligations;

(b)       Subordinated Debt;

(c)       Permitted Purchase Money Debt;

(d)       existing Borrowed Money not satisfied with the initial Loan proceeds;

(e)       Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)      Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $3,000,000 in the aggregate at any time;

(g)       Permitted Contingent Obligations;

(h)       Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)        unsecured intercompany Debt:

(i)      owed by any Obligor to another Obligor;

(ii)     owed by any Obligor to any Subsidiary that is not an Obligor (provided that such Debt shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent);

(iii)      owed by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor; and

(iv)     owed by any Subsidiary that is not an Obligor to any Obligor to the extent constituting an Investment permitted hereunder (provided that any such Indebtedness shall be evidenced by a note in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to this Agreement)

(j)     Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing;

(k)     to the extent constituting Debt, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing consideration for a Permitted Acquisition and incurred in connection with any Permitted Acquisition;

(l)       customer advances or deposits received in the ordinary course of business;

(m)      Indebtedness representing installment insurance premiums owing in the Ordinary Course of Business;

(n)       the Permitted Term Loan Debt; and

(o)       other Debt up to $3,000,000 in the aggregate at any time.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)       Liens in favor of Agent;

(b)       Purchase Money Liens securing Permitted Purchase Money Debt;

(c)     Liens for Taxes, levies, assessments and other governmental charges or levies not yet due or not yet delinquent or being Properly Contested;

(d)    statutory Liens including claims or Liens of materialmen, mechanics, carriers, warehousemen, processors, suppliers, landlords and other similar Liens for labor, materials, supplies or rentals, and other similar amounts (other than Liens for Taxes or imposed under ERISA) which: (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being Properly Contested; and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e)    (i) Liens incurred or deposits made in the Ordinary Course of Business in connection with or to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, government tenders, bids, contracts, statutory obligations and other similar obligations incurred in the Ordinary Course of Business (including workers’ compensation, unemployment insurance and other types of social security or similar legislation) and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the ordinary course of business of any Borrower or any Subsidiary, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are in existence for less than 30 consecutive days or being Properly Contested;

(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)    normal and customary statutory and common law Liens and rights of setoff and recoupment upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    Liens arising from the filing of precautionary UCC financing statements or PPSA financing statements relating solely to personal property leased pursuant to operating leases entered into in the Ordinary Course of Business of the Borrowers and their Subsidiaries;

(k)    contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and contractual Liens of suppliers (including sellers of goods) or customers granted in the Ordinary Course of Business to the extent limited to the property or assets relating to such contract;

(l)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by any Borrower or any Subsidiary in the Ordinary Course of Business and not prohibited by this Agreement;

(m)    any license, sublicense, lease, or sublease granted by the Borrower or any Subsidiary to third parties in the ordinary course of its business and in accordance with any applicable terms of the Security Documents which do not: (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries; or (ii) secure any Indebtedness;

(n)    to the extent constituting Liens, any option or other agreement to purchase any asset of any Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under this Agreement;

(o)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Debt under Bank Products;

(p)    Liens solely on any cash earnest money deposits or escrow arrangements made by any Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;

(q)    Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Swaps expressly permitted under this Agreement, and (ii) setoff rights granted to third parties pursuant to trade and other similar contracts with any Borrower or any Subsidiary and limited to payments owed to any Borrower or any Subsidiary under such contracts that do not constitute Debt;

(r)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(s)    Liens on assets (other than Eligible Accounts and Eligible Inventory then included in the Borrowing Base) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(t)    existing Liens shown on Schedule 10.2.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Debt pursuant to Section 10.2.1(h) (solely to the extent that such Liens were in existence on the First Amendment Effective Date); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the First Amendment Effective Date, except for products and proceeds of the foregoing;

(u)    Liens securing the Permitted Term Loan Debt; and

(v)    other Liens (not attaching to Accounts or Inventory) securing amounts not in excess of $3,000,000 at any one time outstanding.

10.2.3.    Reserved.

10.2.4.    Distributions. Declare or make any Distributions, except Upstream Payments and Permitted Distributions and Permitted Tax Distributions.

10.2.5.    Restricted Investments. Make any Restricted Investment.

10.2.6.   Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to an Obligor or by a Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor.

10.2.7.    [Reserved].

10.2.8.  Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (i) Subordinated Debt (except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, on or prior to the date of payment, that all conditions under such agreement have been satisfied)), or (ii) Borrowed Money (including the Permitted Term Loan Debt but other than the Obligations) prior to its due date under the agreements evidencing such Debt (except in the case of a refinancing with Refinancing Debt if the Refinancing Conditions are satisfied), unless the Payment Conditions are satisfied with respect to each such payment on Borrowed Money.

10.2.9.    Fundamental Changes. (i) Change its name or its form or state of organization without 30 days (or such later date as may be agreed by Agent) prior written notice to Agent; or (ii) liquidate, wind up its affairs or dissolve itself; consummate a statutory division; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) any Subsidiary of a Borrower may be merged, amalgamated, or consolidated with or into, or be dissolved or liquidated into, a Borrower (provided that a Borrower shall be the continuing or surviving entity); (b) any Subsidiary of a Borrower (other than a Borrower) may be merged, amalgamated, or consolidated with or into, or be dissolved or liquidated into, any Guarantor (provided that a Guarantor shall be the continuing or surviving entity); (c) Permitted Acquisitions; (d) any Subsidiary that is not an Obligor may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Subsidiary that is not an Obligor; (e) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, division, dissolution, winding up or otherwise) to any Obligor, or any Subsidiary that will become an Obligor substantially concurrently with such transaction; and (f) any Subsidiary that is not an Obligor may dispose of all or substantially all of its assets (upon voluntary liquidation, division, dissolution, winding up or otherwise) to any other Subsidiary that is not an Obligor.

10.2.10.   Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in compliance with Sections 10.1.9, 10.2.5 and 10.2.9.

10.2.11.   Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except as would not be materially adverse to the interests of Lenders.

10.2.12.   Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year (provided that the Fiscal Year of any Subsidiary of Zevia may be changed to match the Fiscal Year of Zevia).

10.2.14.    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) relating to any other Debt permitted hereby, so long as the restrictions are no more restrictive, taken as a whole, than the Loan Documents; (d) constituting customary restrictions on assignment in leases, licenses and other contracts; (e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture and customary restrictions on the transfer of Equity Interests in any joint venture; (f) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any Property in existence at the time such Subsidiary or Property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such Property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (g) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property permitted hereunder that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; and (h) customary restrictions contained in the organizational documents of any Subsidiary that is not an Obligor or in any other agreement of any Subsidiary that is not an Obligor that applies solely to Subsidiaries that are not Obligors.

10.2.15.  Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.   Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any business activities reasonably related, incidental, complementary, or ancillary thereto.

10.2.17.  Affiliate Transactions. Enter into or be party to any transaction with a consideration value in excess of $1,000,000 per transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers, and employees in the Ordinary Course of Business; (c) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrowers and their Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrowers and their Subsidiaries; (d) transactions solely among Obligors and their Subsidiaries to the extent not otherwise prohibited under this Agreement; (e) transactions with Affiliates consummated prior to the First Amendment Effective Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (as determined in good faith by Borrower Agent).

10.2.18.  Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification would not be permitted by the terms of the subordination agreement applicable thereto.

10.2.19.  Amendments to Permitted Term Loan Agreement. Amend, supplement or otherwise modify the Permitted Term Loan Agreement and related documents, to the extent not prohibited under the Permitted Term Loan Intercreditor Agreement.

10.3      Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrowers shall:

10.3.1.    Minimum Liquidity. Commencing on the Closing Date until the Financial Covenant Changeover Date, maintain minimum Liquidity at all times, of at least $7,000,000.

10.3.2.    Fixed Charge Coverage Ratio. Upon the occurrence and during the continuation of a Financial Covenant Trigger Period, maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00, as of the last day of any period of 12 consecutive months for which financial statements and accompanying Compliance Certificates have been delivered pursuant to Section 10.1.2(a) or (b), commencing with the 12 consecutive month period most recently ended immediately prior to the commencement of such Financial Covenant Trigger Period and continuing to be tested for each 12 consecutive month period ending thereafter until such Financial Covenant Trigger Period is no longer in effect.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    Any Borrower (i) fails to pay the principal of any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) fails to pay any other Obligation when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure continues for a period of three Business Days;

(b)    Any representation, warranty or other written statement of fact of an Obligor made in connection with any Loan Documents is incorrect or misleading in any material respect when given;

(c)    A Borrower breaches or fail to perform any covenant contained in Section 8.1, 8.2.4, 8.2.5, 10.1.1(a), 10.1.2 (other than clauses (d), (g) and (h)), 10.2 or 10.3;

(d)    An Obligor breaches or fails to perform any other covenant (other than those contemplated by clauses (a), (b) and (c) above) contained in any Loan Documents, and such breach or failure is not cured within 30 days (or in the case of a breach or failure of Section 8.6.2, 5 Business Days) after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e)    A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests in writing the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent on any material portion of the Collateral; or any material provision of any Loan Document ceases to be in full force or effect for any reason (in each case in this clause (e), other than pursuant to the terms of the Loan Documents or a waiver or release by Agent and Lenders);

(f)    Any Borrower or Subsidiary shall default under (i) any Swap; or (ii) any instrument or agreement to which it is a party relating to any Debt (other than the Obligations), in either case with an aggregate outstanding principal amount (or Swap Termination Value, as applicable) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (with any applicable grace period having expired); provided that this clause (g) shall not apply to: (A) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt; or (B) Debt of a Person acquired in connection with a Permitted Acquisition that has become due and payable as a result of such Acquisition;

(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and continues without having been discharged, vacated or stayed for a period of 30 consecutive days;

(h)    [Reserved];

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case, which could reasonably be expected to result in a Material Adverse Effect;

(l)    [Reserved]; or

(m)    A Change of Control occurs.

11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists and is continuing, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)    require Obligors to Cash Collateralize their LC Obligations, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall not be deemed to be commercially unreasonable solely due to being so conducted. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3     License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in each case, that constitutes Collateral, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral after the occurrence and during the continuance of an Event of Default. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4     Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5      Remedies Cumulative; No Waiver

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.    AGENT

12.1      Appointment, Authority and Duties of Agent

12.1.1.    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to, in accordance with the Loan Documents, (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party for any error in judgment.

12.1.2.    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.    Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.1.5.    Appointment as hypothecary representative. Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Agent pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Agent under any related deed of hypothec. The Agent shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Agent in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Agent in its capacity as hypothecary representative as aforesaid.

12.2      Agreements Regarding Collateral and Borrower Materials

12.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on a certificate of the Borrower Agent to such effect without further inquiry); (c) that does not constitute a material part of the Collateral; (d) that is owned by an Obligor that is released from its obligations under the Loan Documents in accordance with the terms of the Loan Documents; or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Secured Parties authorize Agent to release any Obligor from its obligations under the Loan Documents if such Person is no longer required to be an Obligor as a result of a transaction permitted under the Loan Documents. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and Borrower Materials may be made available to Lenders by posting to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Report or Borrower Materials and shall not be liable for any information contained in or omitted from any Report or Borrower Materials, including any Report; and (c) to keep all Reports and Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Reports and Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report or Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3     Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication under any Loan Document, and shall not be liable for any delay in acting.

12.4     Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5     Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s bad faith, gross negligence or willful misconduct or to the extent determined in a non-appealable judgment by a court of competent jurisdiction, a material breach of the Loan Documents. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents, Reports or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8      Successor Agent and Co-Agents

12.8.1.    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may, with the consent of the Borrowers (provided no Event of Default exists and is continuing), appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) another financial institution reasonably acceptable to Required Lenders. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may, with the consent of the Borrowers (provided no Event of Default exists and is continuing), appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9     Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10    Remittance of Payments and Collections

12.10.1.    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.    Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.10.3.    Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

12.11    Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12    Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13     Certain ERISA Matters

12.13.1.    Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2.    Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations. No Secured Bank Product Provider that obtains the benefits of Section 5.5 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

12.15    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person (except as expressly provided in Section 12.8).

SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; (b) assignment by a Lender must be made in compliance with Section 13.3; and (c) assignment by Agent must be made in compliance with Section 12.8. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2      Participations

13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, or reduces the stated interest rate or fees, in each case, payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, substantially all Guarantors or substantially all Collateral.

13.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4.    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3      Assignments

13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent and, unless an Event of Default has occurred and is continuing, Borrower Agent in their discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent and, unless an Event of Default has occurred and is continuing, Borrower Agent in their discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2.    Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall, if requested by the transferor Lender, make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4.    Register. Agent, acting as agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders or all affected Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 3 Business Days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 3 Business Day after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1      Consents, Amendments and Waivers

14.1.1.    Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of the Required Lenders (or the Agent with the consent of the Required Lenders) and each Obligor party to such Loan Document; provided, that

(a)    without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    without the prior written consent of Issuing Bank, no Modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)    without the prior written consent of each directly adversely affected Lender, including such a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; (iv) amend the definition of Pro Rata or Required Lenders; or (v) amend this clause (c) (it being understood that (A) a waiver of any condition precedent of the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension, waiver, delay or increase of any Commitment of any Lender and (B) only the consent of the Required Lenders shall be required to waive the application of any default interest or the making of any mandatory prepayment);

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter Section 5.5.2 or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term as used in such definition) if the effect of such amendment is to increase borrowing availability; (iii) reserved; (iv) release all or substantially all Collateral; (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Borrower from liability for any Obligations or all or substantially all of the Guarantors; or (vi) change any Loan Document provision requiring consent or action by all Lenders; and

(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.

14.1.2.    Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

14.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (A) is determined by a court of competent jurisdiction in a final nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties; (B) result from a material breach of such Indemnitee’s or its Related Parties’ obligations under this Agreement or under any other Loan Document as determined by a court of competent jurisdiction by final and nonappealable judgment; or (C) any disputes solely among the Indemnitees (other than disputes involving claims against any arranger, the Agent, or any similar Person in its respective capacity as such) that do not arise from any act or omission of any Obligor or any of its Affiliates. For purposes of this Section 14.2, “Related Parties” of any Person shall mean such Person’s Affiliates and its and such Affiliates’ officers, directors, employees, agents, representatives and advisors. This Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3      Notices and Communications

14.3.1.    Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment). Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2.    Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. Voice mail shall not be effective notice under the Loan Documents.

14.3.3.    Platform. Borrower Materials may be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials by the Borrowers on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system, except to the extent arising from the bad faith, gross negligence or willful misconduct of any Agent Indemnitee. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4.    Public Information. Secured Parties acknowledge that Reports and Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5.    Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor, except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee.

14.3.6.    Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4     Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) after the occurrence and during the continuance of an Event of Default, enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuance of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5     Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7     Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8     Counterparts; Execution. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document.  Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.

14.9     Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a) (i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12    Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that to the extent permitted by Applicable Law, Borrower Agent is notified promptly upon such disclosure); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers or their Subsidiaries, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. The Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names or logos of the Obligors. In addition, Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13     Reserved.

14.14    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN) AND ALL CLAIMS SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15     Consent to Forum; Bail-In of EEA Financial Institutions

14.15.1.    Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2.    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16    Waivers. To the fullest extent permitted by Applicable Law, (a) each party hereto waives the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) each Borrower waives presentment, demand, protest and notice of presentment; (c) notice prior to taking possession or control of any Collateral except as required by the Loan Documents; (d) each Borrower waives any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) to the extent permitted by law, each Borrower waives the benefit of all valuation, appraisement and exemption laws; (f) each party hereto waives any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) each Borrower waives notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17    Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.17.1.    Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.17.2.    Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an EEA Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-In Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.19    Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.20    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.21    Permitted Term Loan Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Permitted Term Loan Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Permitted Term Loan Intercreditor Agreement, on the other hand, the terms and provisions of the Permitted Term Loan Intercreditor Agreement shall control, and (c) each Lender (and, by its acceptance of the benefits of any Loan Document, each other Secured Party) hereunder authorizes and instructs the Agent to execute the Permitted Term Loan Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

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Exhibit B

to First Amendment to Loan and Security Agreement

SUPPLEMENTAL SCHEDULES

[to be attached]

Exhibit B

Exhibit C

to First Amendment to Loan and Security Agreement

[FORM] COMPLIANCE CERTIFICATE

[to be attached]

Exhibit C